Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post –Effective Amendment to Registration Statement No. 002-74808 on Form N –1A of our report dated May 12, 2023, relating to the financial statements and financial highlights of Treasury Only Portfolio, Treasury Portfolio,  Government Portfolio, Money Market Portfolio, and Tax-Exempt Portfolio, each a fund of Fidelity Colchester Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Colchester Street Trust for the year ended March 31, 2023, and to the references to us under the headings “Financial Highlights ” in the Prospectuses and “Independent Registered Public Accounting Firm ” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 19, 2023